EXHIBIT 10.38

                         RECKSON ASSOCIATES REALTY CORP.

                  SECOND AMENDED AND RESTATED LETTER AGREEMENT

                                                               November 30, 1999

Reckson Service Industries Inc.
10 East 53rd Street
New York, New York 10022

                Re: Second Amended and Restated Credit Agreements

Dear Sirs:

         Reference is made to the Amended and Restated Credit Agreement, dated as of August 4, 1999, between Reckson Service Industries, Inc., as Borrower (the "Borrower") and Reckson Operating Partnership, L.P., as Lender (the "Lender") relating to the operations of the Borrower (the "RSI Facility"), and the Amended and Restated Credit Agreement, dated as of August 4, 1999, between the Borrower and the Lender relating to Reckson Strategic Venture Partners LLC (together with the RSI Facility, the "Credit Facilities"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Credit Facilities.

         You have advised us of your proposal to obtain (i) a $60 million secured loan from Warburg Dillon Read and UBS AG (or other lenders) substantially on the terms set forth on the term sheet attached hereto as Exhibit A (the "Secured $60 million Loan") and (ii) a $75 million secured loan from Reckson Strategic Venture Partners LLC (or other lenders) substantially on the terms set forth in the term sheet attached hereto as Exhibit B (the "Secured $75 million Loan" and, together with the Secured $60 million Loan, the "Secured Loans"). You have also advised us of your proposal to issue up to $200 million in preferred stock (the "Preferred Stock").

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     1.   Amendments.  We hereby agree to the following amendments to the Credit
          Facilities:

          a.   Section 1.1(b) is hereby amended to add the following definition:
               "Adjusted EBITDA" shall mean, for any fiscal quarter, EBITDA less any amounts payable (i) by any subsidiary in respect of the Indebtedness of such Subsidiary (including, but not limited to, Indebtedness of VANTAS Incorporated and the Secured $75 million
               Loan) and (ii) by the Borrower in respect of the Secured $60 million Loan.

          b. The third sentence of Section 3.1 of the Credit Agreements is hereby amended by deleting the references to "EBITDA" and replacing such references with the term "Adjusted EBITDA."

     2. Consents. We hereby consent to the following:

          a. The Liens to be granted under the Secured Loans shall be deemed to be Permitted Liens for purposes of the Credit Facilities.

          b. In accordance with Section 7.2(c)(iii) of the Credit Facilities, the incurrence of Indebtedness under the Secured Loans and the payment of interest thereon is hereby approved.

          c. In accordance with Sections 7.2(d) and 7.2(e) of the Credit Facilities, the filing of one or more Certificates of Designation and any amendments thereto in respect of the Preferred Stock, and the payment by the Borrower of dividends to the holders of the Preferred Stock, is hereby approved.

     3. Fees. It is understood that a fee equal to shares of common stock, par value $.01 per share, of the Borrower shall be paid to us upon delivery of this letter in consideration of the matters covered in this letter.


                            Very truly yours,

                            RECKSON OPERATING PARTNERSHIP, L.P.

                            By: Reckson Associates Realty Corp., general partner


                            By:___________________________________
                                 Name:
                                 Title:

Confirmed and Accepted:
RECKSON SERVICE INDUSTRIES, INC.


By:_________________________
    Name:
    Title: